Exhibit 99.1

HCP ANNOUNCES RESIGNATION OF CHIEF INVESTMENT OFFICER

IRVINE, CA — June 18, 2015 — HCP (NYSE:HCP) announced that Paul F. Gallagher has resigned as Executive Vice President and Chief Investment Officer, effective June 30, 2015.  To promote a smooth transition, Mr. Gallagher will provide consulting services until March 15, 2016.

“Paul has been a valued member of our management team and we greatly appreciate his contributions over the past 12 years, especially in growing and diversifying our portfolio,” said Lauralee Martin, HCP’s President and Chief Executive Officer.  “We have strong, dedicated investment teams across our real estate sectors, and will continue executing our portfolio strategy with existing and new operating partners.”

As a result of Mr. Gallagher’s departure, the Company expects to record a severance charge of $0.015 per diluted share in the second quarter of 2015.

About HCP

HCP, Inc. is a fully integrated real estate investment trust (REIT) that invests primarily in real estate serving the healthcare industry in the United States.  The Company’s portfolio of assets is diversified among five distinct sectors: senior housing, post-acute/skilled nursing, life science, medical office and hospital.  A publicly traded company since 1985, HCP: (i) was the first healthcare REIT selected to the S&P 500 index; (ii) has increased its dividend per share for 30 consecutive years; (iii) is the only REIT included in the S&P 500 Dividend Aristocrats index; and (iv) is a global leader in sustainability as a member of the CDP, Dow Jones and FTSE4Good sustainability leadership indices, as well as the GRESB Global Healthcare Sector Leader.  For more information regarding HCP, visit the Company’s website at www.hcpi.com.

Forward-Looking Statements

Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These statements include, among other things, the Company’s expectations regarding the execution of its portfolio strategy and anticipated severance charges.  These statements are made as of the date hereof, are not guarantees of future performance and are subject to known and unknown risks, uncertainties, assumptions and other factors—many of which are out of the Company’s and its management’s control and difficult to forecast—that could cause actual results to differ materially from those set forth in or implied by such forward-looking statements.  These risks and uncertainties are described from time to time in the Company’s Securities and Exchange Commission filings.  The Company assumes no, and hereby disclaims any, obligation to update any of the foregoing or any other forward-looking statements as a result of new information or new or future developments, except as otherwise required by law.

Contact

Timothy M. Schoen

Executive Vice President and Chief Financial Officer

(949) 407-0400